Exhibit 23.2(c)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bourland & Leverich Holding Company and subsidiaries:

We consent to the use of our report dated October 7, 2011, with respect to the combined balance sheet of Bourland & Leverich Holding Company and subsidiaries as of September 30, 2009, and the related combined statements of operations, shareholder’s equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Baton Rouge, Louisiana

March 27, 2012